Exhibit 99.1

Record Annual Earnings at Annapolis Bancorp in 2012

ANNAPOLIS, Md.--(BUSINESS WIRE)--January 31, 2013--Annapolis Bancorp, Inc. (NASDAQ: ANNB), parent company of BankAnnapolis, today announced net income of $3,092,000 for 2012, an increase of $921,000 or 42.4% compared to net income of $2,171,000 in 2011. These results make 2012 the most profitable year in the Company’s 23 year history despite incurring $546,000 in expenses related to its pending merger with F.N.B. Corporation.

Net income available to common shareholders after accruing for preferred stock dividends was $2,821,000 ($0.71 per basic and $0.68 per diluted common share), an increase of $1,140,000 or 67.8% compared to net income available to common shareholders of $1,681,000 ($0.43 per basic and $0.39 per diluted common share) in 2011. Merger-related expenses reduced 2012 net income available to common shareholders by $342,000 ($0.09 per basic and diluted common share).

Return on average assets and return on average common equity for the year improved to 0.70% and 9.09%, respectively, compared to 0.50% and 6.01% in 2011.

“As we continue to plan for the upcoming merger with F.N.B. Corporation in the second quarter of this year, it is with great pride and a sense of fulfillment that we announce record earnings for the year just completed,” said Richard M. Lerner, Chairman and CEO of Annapolis Bancorp, Inc. and BankAnnapolis. “Our heartfelt thanks go out to our customers for their loyalty and support over the years, and to our employees, whose dedication and commitment to the highest standards of customer service helped to produce consistent outstanding results and a very favorable outcome for our shareholders.”

Net income for the fourth quarter of 2012 totaled $236,000, a decrease of $432,000 or 64.7 % from $668,000 in the same period of 2011. Fourth quarter net income available to common shareholders totaled $185,000 ($0.05 per basic and $0.04 per diluted common share) compared to $546,000 ($0.14 per basic and diluted common share) in the same three month period of 2011. Fourth quarter 2012 results included $526,000 of merger-related expenses.

Total assets of $446.4 million at December 31, 2012 increased 1.1% or $4.8 million from $441.6 million at December 31, 2011. Gross loans totaled $280.9 million at December 31, 2012 compared to $290.5 million at the end of the prior year, and deposits of $352.9 million at December 31, 2012 increased by $2.5 million or 0.7% from $350.4 million at year-end 2011.

As of December 31, 2012, the Company’s allowance for credit losses was $6.3 million or 2.25% of total loans. Year-end nonperforming assets amounted to 2.71% of total assets.

Common stockholders’ equity increased to $32.1 million at December 31, 2012 from $29.2 million at December 31, 2011. Preferred stock was reduced to $4.1 million at December 31, 2012 from $8.1 million at year-end 2011 as one-half of the Company’s $8.1 million TARP obligation to the U.S. Treasury was repaid in the second quarter of 2012. Tangible book value per common share at December 31, 2012 was $8.02 compared to $7.38 at December 31, 2011.

At December 31, 2012, Annapolis Bancorp, Inc. exceeded all federal regulatory requirements for a well-capitalized institution, with a Tier 1 capital ratio of 12.7%, a total capital ratio of 13.9%, and a Tier 1 leverage ratio of 9.0%.

In the year just ended, net interest income decreased by $258,000 to $16,002,000 from $16,260,000 in 2011. The net interest margin narrowed to 3.80% in 2012 from 3.93% in 2011.

The Company lowered its provision for credit losses to $684,000 for the twelve months of 2012 from $2,190,000 in the same period of 2011.

Noninterest income totaled $1,916,000 for the full year of 2012, an increase of $74,000 or 4.0% compared to $1,842,000 in 2011.

Noninterest expense improved by $255,000 or 2.0% to $12,308,000 in 2012 compared to $12,563,000 in 2011. Excluding merger-related expenses of $546,000 in 2012, noninterest expense decreased by $800,000 or 6.4%.

Fourth Quarter 2012 net interest income totaled $3,753,000 resulting in a net interest margin of 3.52% for the period. A $378,000 provision for credit losses was recorded in the fourth quarter compared to $616,000 in the same period of 2011. Noninterest income increased by $45,000 or 9.8% compared to the three months ended December 31, 2011. Fourth quarter 2012 noninterest expense totaled $3,528,000 including $526,000 of merger-related expense compared to $2,909,000 for the same period of 2011.

BankAnnapolis serves the banking needs of small businesses, professional concerns, and individuals through eight community banking offices located in Anne Arundel and Queen Anne’s Counties in Maryland. Last October, the Bank opened its newest branch in the Waugh Chapel Towne Centre adjacent to Wegmans in Gambrills, Maryland.

On October 22, 2012, Annapolis Bancorp, Inc. announced that it had entered into a definitive merger agreement with F.N.B. Corporation (NYSE: FNB) pursuant to which F.N.B. Corporation will acquire Annapolis Bancorp, Inc. in an all-stock transaction.

Under the terms of the merger agreement, which has been approved by the boards of directors of both companies, shareholders of Annapolis Bancorp, Inc. will be entitled to receive 1.143 shares of F.N.B. Corporation common stock for each share of Annapolis Bancorp, Inc. stock they own. Based on F.N.B. Corporation’s closing stock price on January 29, 2013, the merger transaction would be valued at approximately $13.25 per share, or $56 million in the aggregate. The exchange ratio is fixed and the transaction is expected to qualify as a tax-free exchange for shareholders of Annapolis Bancorp, Inc.

A cash credit-related adjustment provides that shareholders of Annapolis Bancorp, Inc. may receive up to an additional $0.36 per share in cash for each share of Annapolis Bancorp, Inc. stock they own, dependent on Annapolis Bancorp, Inc.’s ability to resolve an agreed-upon credit matter.

F.N.B. Corporation and Annapolis Bancorp, Inc. expect to complete the transaction in April 2013, after satisfaction of customary closing conditions, including regulatory approvals and the approval of the shareholders of Annapolis Bancorp, Inc. Subject to the receipt of requisite approvals, it is expected that Annapolis Bancorp, Inc. will redeem all of its preferred stock held by the U.S. Treasury under the TARP Capital Purchase Program prior to closing or it will be extinguished upon closing of the merger.

F.N.B. Corporation filed a preliminary registration statement on Form S-4 with the SEC on January 24, 2013. The preliminary registration statement included a proxy statement/prospectus and other documents relevant to the merger.

SHAREHOLDERS OF ANNAPOLIS BANCORP, INC. ARE ADVISED TO READ THE PROXY STATEMENT/PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

The proxy statement/prospectus and other relevant materials, and any other documents F.N.B. Corporation has filed with the SEC, may be obtained free of charge at the SEC's website at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents F.N.B. Corporation has filed with the SEC in connection with the proposed merger by contacting James Orie, Chief Legal Officer, F.N.B. Corporation, One F.N.B. Boulevard, Hermitage, PA 16148, telephone (724) 983-3317, or by contacting Edward J. Schneider, Chief Financial Officer, Annapolis Bancorp, Inc., 1000 Bestgate Road, Suite 400, Annapolis, MD 21401, telephone (410) 224-4455.

Annapolis Bancorp, Inc. and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from its shareholders in connection with the proposed merger. Information concerning such participants' ownership of Annapolis Bancorp, Inc. common stock is set forth in the proxy statement/prospectus. This communication does not constitute an offer of any securities for sale.

This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management’s current expectations and involve certain risks and uncertainties which could cause actual results to differ materially from those expressed in forward-looking statements. Factors that might cause such a difference include, but are not limited to: (i) the rate of declining growth in the economy and employment levels, as well as general business and economic conditions; (ii) changes in interest rates, as well as the magnitude of such changes; (iii) the fiscal and monetary policies of the federal government and its agencies; (iv) changes in federal bank regulatory and supervisory policies, including required levels of capital; (v) the relative strength or weakness of the consumer and commercial credit sectors and of the real estate market; (vi) the performance of the stock and bond markets; (vii) competition in the financial services industry; (viii) possible legislative, tax or regulatory changes, and; (ix) such other risks and uncertainties as set forth in the Company’s filings with the Securities and Exchange Commission. Other than to the extent required by applicable law, including the requirements of applicable securities laws, the Company does not undertake, and specifically disclaims any obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

The Company is not responsible for changes made to this press release by wire services, Internet service providers or other media.

Annapolis Bancorp, Inc. and Subsidiaries
Consolidated Balance Sheets
as of December 31, 2012 and December 31, 2011
($000)

	(Unaudited)	(Audited)
	December 31,	December 31,
	2012	2011
Assets
Cash and due from banks	$1,920	$2,026
Interest bearing balances with banks	38,175	18,288
Federal funds sold	-	26,583
Investment securities, available for sale	106,246	87,549
Federal Reserve and Federal Home Loan Bank stock	2,864	2,992
Loans, net of allowance of $6,317 and $7,182	274,560	283,284
Premises and equipment	10,113	8,418
Accrued interest receivable	1,284	1,279
Deferred income taxes	2,167	2,617
Investment in bank owned life insurance	5,829	5,624
Prepaid FDIC insurance	873	1,198
Real estate owned	769	1,222
Other assets	1,586	490
Total Assets	$446,386	$441,570

Liabilities and Stockholders' Equity
Deposits
Noninterest bearing	$58,507	$56,664
Interest bearing	294,410	293,717
Total deposits	352,917	350,381
Securities sold under agreement to repurchase	14,584	11,344
Long term borrowed funds	35,000	35,000
Junior subordinated debentures	5,000	5,000
Accrued interest and dividends payable		219
Accrued expense and other liabilities	2,670	2,258
Total Liabilities	410,171	404,202

Stockholders' Equity
Preferred stock	4,076	8,146
Common stock	40	39
Warrants to purchase common stock	234	234
Paid in capital	12,010	11,779
Retained earnings	19,001	16,179
Accumulated other comprehensive income	854	991
Total Equity	36,215	37,368
Total Liabilities and
Equity	$446,386	$441,570

Annapolis Bancorp, Inc. and Subsidiaries
Consolidated Statements of Income
for the Three and Twelve Month Periods Ended December 31, 2012 and 2011
(Unaudited)
(In thousands, except per share data)

	For the Three Months		For the Twelve Months
	Ended December 31,		Ended December 31,
	2012	2011	2012	2011

Interest Income
Loans	$3,936	$4,350	$16,753	$17,157
Investments	482	595	2,083	2,639
Interest bearing balances with banks	15	8	39	21
Federal funds sold	10	13	41	40
Total interest income	4,443	4,966	18,916	19,857

Interest expense
Deposits	348	492	1,551	2,221
Securities sold under agreements to repurchase	13	15	49	74
Interest on long-term borrowings	329	328	1,314	1,302
Total interest expense	690	835	2,914	3,597
Net interest income	3,753	4,131	16,002	16,260

Provision	378	616	684	2,190

Net interest income after provision	3,375	3,515	15,318	14,070

NonInterest Income
Service charges	324	312	1,227	1,250
Mortgage banking	55	63	262	139
Other fee income	119	84	432	311
Gain on sale of loans	-	-	-	166
Gain (loss) on sale of REO and other assets	6	-	(5)	8
Loss on sale or disposal of fixed assets	-	-	-	(32)
Total noninterest income	504	459	1,916	1,842

NonInterest Expense
Personnel expense	1,592	1,748	6,519	7,049
Occupancy and equipment expense	487	355	1,595	1,560
Data processing expense	211	212	840	847
Professional fees	169	76	540	439
Merger related expenses	526	-	546	-
Marketing expense	66	53	333	348
FDIC expense	87	102	343	440
Other operating expense	390	363	1,592	1,880
Total noninterest expense	3,528	2,909	12,308	12,563

Income before taxes	351	1,065	4,926	3,349
Income tax expense	115	397	1,834	1,178
Net income	236	668	3,092	2,171
Preferred stock dividend and discount accretion	51	122	271	490
Net income available to common shareholders	$185	$546	$2,821	$1,681

Basic earnings per common share	$0.05	$0.14	$0.71	$0.43
Diluted earnings per common share	$0.04	$0.14	$0.68	$0.39
Book value per common share	$8.02	$7.38	$8.02	$7.38

Annapolis Bancorp, Inc. and Subsidiaries
Financial Ratios and Average Balance Highlights
(In thousands)

	For the Three Months		For the Twelve Months
	Ended December 31,		Ended December 31,
	2012	2011	2012	2011
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Performance Ratios (annualized)
Return on average assets	0.21%	0.60%	0.70%	0.50%
Return on average common equity	2.28%	7.46%	9.09%	6.01%
Average equity to average assets	8.16%	8.36%	8.17%	8.23%
Net interest margin	3.52%	3.89%	3.80%	3.93%
Efficiency ratio	82.90%	63.38%	68.69%	69.40%

Other Ratios
Allowance for credit losses to loans	2.25%	2.47%	2.25%	2.47%
Nonperforming assets to total assets	2.71%	1.88%	2.71%	1.88%
Net charge-offs to average loans	0.25%	0.32%	0.53%	0.64%
Tier 1 capital ratio	12.7%	12.8%	12.7%	12.8%
Total capital ratio	13.9%	14.0%	13.9%	14.0%

Average Balances
Assets	446,304	441,938	442,731	436,010
Earning assets	423,528	421,110	420,866	413,662
Loans, gross	281,618	293,036	292,468	289,502
Interest-bearing liabilities	346,474	346,108	345,758	347,369
Stockholders' equity	36,397	36,950	36,188	35,872

CONTACT:
Annapolis Bancorp, Inc.
Edward J. Schneider, 410-224-4455